Exhibit 10.5

Amendment No. 1 to Employee Transition and Administrative Services Agreement

This Amendment No. 1 to Employee Transition and Administrative Services Agreement (this “Amendment”) is retroactive, except as expressly set forth below, to May 1, 2016 (the “Amendment Date”), is signed as of the dates listed below, and is between (1) Sears Holdings Management Corporation on behalf of itself and its Affiliates (“SHMC”) and Sears Hometown and Outlet Stores, Inc., (“SHO”), Sears Authorized Hometown Stores, LLC (“Hometown”), and Sears Outlet Stores, L.L.C. (together with SHO and Hometown, collectively the “SHO Group”). This Amendment amends the Employee Transition and Administrative Services Agreement between SHMC and the SHO Group dated as of August 31, 2012 (the “Agreement”). Capitalized terms used but not defined to in this Amendment are defined in the Agreement.

WHEREAS, the parties have determined that it is in both parties’ interest to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and other good and valuable consideration contained herein, the parties agree as follows:

1.	Amendments. Except as expressly stated below, the Agreement shall be modified as of the Amendment Date as set forth below:

a.	Fee for Administrative Services. Section 5.1 (Fee for Administrative Services) is amended and restated in its entirety as follows:

5.1 Fee for Administrative Services. In consideration for the Administrative Services, the SHO Group shall pay to Service Provider the fees and cost reimbursements set forth on Appendix A (collectively, the “Administrative Service Fee”), in the manner set forth on Appendix A. The Administrative Service Fee will not include amounts payable under the Services Agreement and will not be subject to any right of setoff. The payment of the Administrative Service Fee shall be made by wire transfer to an account to be designated by Service Provider in accordance with the following:

1. SHMC will generally deliver invoices to SHO for all net amounts that SHO Group owes to SHMC hereunder after the end of each month.

2. From the Amendment Date through January 28, 2017, the payment due date is the three days after SHO’s receipt of the invoice (e.g., Friday if the invoice is delivered on Tuesday). If SHO pays such invoice in full by such date, SHO may deduct from each such invoice an early payment discount equal to 37 basis points (i.e., to 0.37%) of the total amount of the invoice (the “Early Payment Discount”). If SHO does not pay such invoice in full by such date, no Early Payment Discount is earned on such invoice.

3. For all Invoices delivered after January 28, 2017 (each a “Post-2016 Invoice”), the payment due date is the 10th day following SHO’s receipt of the invoice. No Early Payment Discount is earned on such invoices. If with respect to a Post 2016 Invoice SHMC requests in writing that the Early Payment Discount apply to the invoice, SHO in its sole discretion may, but will have no obligation to, agree to pay the invoice on the payment terms set forth in the immediately preceding subsection 2.

4. If the applicable payment date (i.e., the 3rd or 10th day) is a Saturday, Sunday, or bank holiday, SHO will pay on the next banking day, which will become the payment due date. Electronic fund transfers initiated on the payment due date will be timely made for purposes of this Agreement.

b.	Expenses. Section 5.5 (Expenses) of the Agreement is amended by adding the following at the end of such Section.

“If a third party vendor of SHMC, its Affiliates or its/their Representatives asserts that it is legally entitled to fees, expenses, increased charges, or penalties now or in the future, as a result of SHO, its Affiliates, SHO Authorized Resellers and/or its/their Representatives receiving benefits in connection with SHMC or its Affiliates’ relationship with such third party vendor (including software licenses, subscription agreements, etc.), then, in addition to all other amounts due hereunder, SHO shall pay to SHMC all of such additional fees, expenses, increased charges and/or penalties incurred by SHMC or its Affiliates to remedy such situation. SHMC will notify SHO promptly after it learns of any amounts due under the immediately foregoing sentence, and will work with the SHMC third party vendor to try to mitigate such amounts.”

c.	The following is added at the end of Section 19.15(b)(ii)

“No Party may provide a Dispute Notice for any Dispute, or otherwise assert and/or claim a Dispute to the extent the Dispute relates to any act or omission of a Party, its Affiliates or its/their Representatives (other than clerical or accounting errors which the asserting Party was not aware of) in connection with, or related to, its rights, or the other Party, its Affiliates or its/their Representatives performance or non-performance under this Agreement that occurred more than 120 days prior to the time such claims, controversy, dispute, and/or disagreement is first asserted (together, “Stale Claims”) and each Party waives on its behalf (and on behalf of its Affiliates and its/their Representatives) any rights to a Stale Claim. Notwithstanding the foregoing, the term “Stale Claims” does not include claims, controversies, disputes, and disagreements brought by either Party in regards to: (X) the other Party’s rights and obligations under Section 14 (Indemnification); (Y) claims by a Party for reimbursement from the other Party for fees, expenses (including attorneys’ fees), charges, costs, damages penalties and other amounts paid by a Party or its Affiliates to a third party, including such amounts arising from non-indemnified third party claims, controversies and disagreements; provided that the Party brings such claim within 120 days after the Party makes such a payment; and (Z) an act or omission of the other Party, its Affiliates and/or its/their Representatives which the other Party demonstrates was intentionally done (or not done) with actual knowledge that it was in violation of this Agreement (including such Party’s duty of Good Faith). For example: (I) a

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“clerical or accounting error” shall not include a claim by a Party that it should not be charged for activities for which it regularly received charges which instead shall be deemed to be a Stale Claim to the extent that such claim is for acts/omissions that are more than 120 days old; (II) a claim relating to charges which were incorrectly calculated due to a “clerical or accounting error” of which the claiming party was unaware would not be a Stale Claim to the extent based solely on such “clerical or accounting error”, (III) an intentional overcharge by a Party which it knew it was making in violation of this Agreement, will not be deemed to be a Stale Claim even if raised more than 120 days after such overcharge; provided that the claiming Party can prove such violation was intentional and made with actual knowledge that such overcharge was a violation of this Agreement.”

d. Appendix A (Admin. Service Fees and Cost Reimbursement). Appendix A to the Agreement is modified by deleting the following from the beginning of Section 1 (“For each of the first 24 months”) and by deleting Section 2. In addition, effective August 1, 2016, the “Base Rate” shall be reduced to $19.78 per month to reflect the elimination of the “Compensation Management” service as shown on the revised Appendix A (Admin. Services) to the Statement of Work #1.

e. SOW. Appendix A (Admin. Services) to the Statement of Work #1 dated December 9, 2013 that is incorporated by reference into the Agreement is amended and restated as of January 30th, 2016 in its entirety as set forth on Attachment #1 to this Amendment.

2.	Condition Precedent. It is a condition precedent to the effectiveness of this Amendment that the parties (or their Affiliates, as applicable) also execute (collectively the “Related Amendments”): (a) that certain Amended and Restated Merchandising Agreement, (b) Amendment #4 to Services Agreement, (c) Amendment #1 to Shop Your Way Rewards Retail Establishment Agreement, (d) Amendment #1 to Trademark License Agreement, (e) Amendment #1 to Supplemental Agreement, (f) Amendment No. 4 to the prior Merchandising Agreement between the Parties’ and/or their Affiliates, and (g) Amendment #2 to Store License Agreement (Outlet).

3.	No Other Amendments. Except as expressly amended herein, the Agreement shall continue in full force and effect, in accordance with its terms, without any waiver, amendment or other modification of any provision thereof, including the parties’ choice of Illinois law (pursuant to Section 9.17 of the Agreement) which also applies to this Amendment.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below by their respective officers thereunto duly authorized.

SEARS HOLDINGS MANAGEMENT CORPORATION		SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ ROBERT A. RIECKER	By:	/s/ RYAN D. ROBINSON
VP Controller		Senior Vice President, Chief Financial Officer and Chief Administrative Officer May 11, 2016

SEARS AUTHORIZED HOMETOWN STORES, LLC		SEARS OUTLET STORES, L.L.C.

By:	/s/ CHARLES J. HANSEN	By:	/s/ CHARLES J. HANSEN
Vice President May 11, 2016		Vice President May 11, 2016

Attachment #1

Amended and Restated Appendix A

Administrative Services Provided by SHMC to the SHO Group

1.	SHMC will provide administrative services to the SHO Group as described in the following table and in accordance with the terms of the Agreement:

Support Center

•    Provide 88SEARS online and call center access and support to SHO employees in English and Spanish, generally including answering SHO employee questions, providing scenario specific information based on inquiries made and forwarding calls to more appropriate resources, as needed.

•    Key HR transactions for the purposes of transfers, promotions, terminations and general employee data changes per the standard SHMC process; provide PeopleSoft support to SHO HR as necessary to complete transactions if SHO is unable to process due to system issues not caused by SHO.

•    Note: Data entry services for new hire files from external service providers are not included. These must be paid for directly based on SHMC costs plus a 30% mark up (currently equal to $30/Hour).

Payroll

•    Process payroll according to ongoing SHMC payroll cycles (Silver, Weekly, Semi Monthly and Monthly); process incentive and bonus payments in the same manner.

•    Process manual paychecks (out of cycle) when necessary and on the same basis as SHMC currently employs.

•    Perform U.S. and Puerto Rico payroll and employee withholding tax remittances to local, state and federal agencies and filing of corresponding tax returns with respect to employee withholding and payroll taxes for SHO Group employees including Puerto Rico.

•    Maintain employee direct deposit records and voluntary deduction records for SHO Group employees.

•    Issue termination payments via “on demand” checks for SHO Group employees.

•    Process direct deposit recall, stop payment orders with appropriate bank confirmation and check reissue, where applicable, for SHO Group employees—charge a per transaction fee as currently done in SHMC; This does not include using the SHMC overpayment process to seek reimbursement of funds from employees overpaid as a result of any error or omission by SHO. If an overpayment is the result of any error or omission by SHMC, SHMC will take action it deems appropriate and reasonable under the circumstances, which may include using the SHMC overpayment process at its expense to promptly seek reimbursement of funds from employees.

•    Process garnishments, deductions and remittances to third parties with respect to SHO Group employees—this will be handled in the same manner as the current SHMC process; SHO must provide adequate lead time, for example, in instances where vendor changes occur, resulting in IT and HR project work that will need to be estimated before work can commence or when SHO receives documents that require action.

•    Perform accounting accruals and reconciliations related to payroll that mirrors SHMC process.

•    Process and distribute SHO Group employee W-2 statements according to SHMC standard process on behalf of SHO.

Time and Attendance

•    Provide the system and punch technology / software within the point-of-sale system linked to payroll to enable capture of hours and time off for hourly associates in the same manner SHMC provides for its employees.

•    Provide time and attendance reporting according to SHMC standard process.

•    Scheduling is not included in services provided as these reside in retail operations.

•    Note: It is the sole responsibility of SHO to commit payroll data (e.g., number of hours worked, correct hourly rate/salary, commissions, etc.) to SHMC by the standard SHMC established deadlines to ensure timely processing. SHO acknowledges that processing delays caused by SHO’s failure to meet the established cycle cutoffs may result in delayed payments to SHO’s employees. In the event that errors in payroll data are caused by SHMC, SHMC will promptly reperform the services.

HR Reporting & Analytics

•    Provide ongoing access to WFA for SHO Group HR Reporting needs, and, if applicable, provide access to upgrades that SHMC has implemented in its sole discretion.

•    Support HR reporting requests for special reports using the standard request process found at http://support.searshc.com/wfi/SiteAdmin/WFIReportRequestForm/tabid/4372/Default.aspx

•    Note: Standard turnaround times that are published by the HRIS reporting team will apply to SHO. Upon request by SHO, SHMC may, at its sole discretion, provide expedited requests. Expedited requests will be considered incremental and result in a fee based on the effort involved in fulfilling the request (and the hourly rate charged will correspond to the incremental project rate in this SOW), provided the reporting team has the capacity to expedite the request as determined by SHMC. If SHO has a regulatory or litigation related request for information, SHO will make that request of the SHMC law department. Sharing of information for litigation purposes will be subject to the parties’ Separation Agreement.

•    Note: If the volume of requests increases by more than 10% over the prior year, SHMC reserves the right to charge for additional requests. Once these thresholds are met, the cost for additional reports will be charged at the incremental project rate in this SOW.

Employee Record Keeping

•    Maintain standard employee files and documents in accordance with SHMC document storage practices.

•    Note: If SHO needs to obtain data dumps or copies of records, the fee will be the standard cost that is charged to SHMC by Xerox plus a 30% mark up.

Compensation Management

•    Provide administrative support for processing of exempt and non-exempt compensation programs including Annual Incentive Plans, Long Term Incentive Plans, and ad-hoc bonus plans as needed. Implementation of new SHO compensation plans will be incremental project work that will need to be scoped, estimated and planned before work can commence.

Note: SHO has terminated this Service (Compensation Management) effective July 31st, 2016.

Benefits & Benefits Administration

In accordance with and subject to Section 3.4 and subsection 3.4(f) (including Appendix B):

•    SHMC will continue to administer non-contracted benefits (e.g., vacation and personal days) in effect from time to time for SHO Group employees under standard SHMC processes.

•    If a request by SHO for any deviations from the SHMC process with respect to any Continuing Plan or any other benefit or payroll program or policy, is approved by SHMC and results in incremental project work, SHO will bear the cost of such incremental work.

•    SHMC will provide SHO employees with access to participate in the SHMC child development center pursuant to the terms and conditions of SHMC’s arrangement with the child development center.

HR Systems

•    Access to the following systems will be provided – the service provided is limited to the actual functionality of the system (SHO is responsible for entering information into the systems and processing transactions to ensure their data is accurate):

a. PeopleSoft

b. TPC

c. MPI

d. WFA

e. Red Prairie

•    SHO will be able to utilize the existing security profiles/setup established in the systems above that are used by SHMC. Creating additional profiles, configurations and rules will be considered incremental project work.

2.	Unless otherwise stated herein, administrative services will be provided with the same level of effort, timeliness and in the same manner that SHMC provides the same administrative services to its internal operations.

3.	Services not described in this SOW or not covered by this SOW (other than Inherent Services) are considered incremental services. All incremental services will be charged at a rate of $112.50/hour (unless specialty skills are required, in which case the cost would depend on the market rate for the resources needed to meet the needs). When possible, an estimate of total cost will be provided prior to work being initiated. However, SHO will be charged for actual hours worked by SHMC resources. If additional time is required above the estimate, SHMC will inform SHO of the revised time/cost as soon as practical. SHMC will disclose to SHO the number of hours worked by project for all incremental services.

4.	This SOW replaces the Human Resources Section in Appendix 1.01-A (Pages A-1 through A-4) of the Services Agreement between SHO and SHMC dated August 8, 2012. It is the intent of the parties that all human resource services provided by SHMC to SHO as of the Effective Date will be provided under this SOW and the Agreement, except that all charges and fees described in this SOW will become payable, if at all, only from and after the date of this SOW, except that all charges and fees described in this SOW will become payable, if at all, only from and after the Effective Date. For the avoidance of doubt, nothing stated in this Section 4 shall relieve SHO from any previously agreed to payment obligations for Services delivered prior to the Effective Date.